SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:      THE NORTH COUNTRY FUNDS

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                c/o    American Data Services, Inc.
                       The Hauppauge Corporate Center
                       150 Motor Parkway
                       Hauppauge, New York 11788

Telephone Number (including area code):   (631) 951-0500

Name and Address of agent for service of process:

                       Mr.  Michael Miola
                       c/o American Data Services, Inc.
                       The Hauppauge Corporate Center
                       150 Motor Parkway
                       Hauppauge, New York 11788

Check Appropriate Box:

                Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment
                Company Act of 1940 concurrently with the filing of form N-8A:

                YES        X                             NO
                          ---                                ---

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                                   SIGNATURES



           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Glens Falls, and State of New York on the 12th day of September, 2000.


                              Signature:    THE NORTH COUNTRY FUNDS



                                            By: /S/THOMAS L. HOY
                                               --------------------
                                                Thomas L. Hoy
                                                Trustee

Attest: /S/ STEPHANIE DIEM
        -----------------------
           Stephanie Diem
           Trustee


        ALAN G. PRIEST
        -----------------------
           Alan G. Priest
           Attorney-in-Fact